Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement No. 333-120617 on Form S-8 of our report dated October 15, 2007, relating to the statements of net assets available for plan benefits of the GMAC Mortgage Group LLC Savings Incentive Plan as of December 31, 2006 and 2005 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2006, appearing in this Annual Report on Form 11-K of the GMAC Mortgage Group LLC Savings Incentive Plan for the year ended December 31, 2006.




/s/DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP

Philadelphia, PA
December 3, 2007